Exhibit 10.47

INTELLECTUAL PROPERTY RIGHTS LICENSE

THIS LICENSE AGREEMENT is made as of this 3rd day of December, 2002 by and between Syngenta Participations AG, a corporation organized under the laws of Switzerland (“SPARTAG”), and Diversa Corporation, a Delaware corporation (“DIVERSA”) and will be effective as of the closing of the transactions contemplated by the Transaction Agreement (as defined below) (the “License Effective Date”). Each of SPARTAG and DIVERSA are referred to herein as a “Party” and together as the “Parties.”

W I T N E S S E T H:

WHEREAS, SPARTAG, Torrey Mesa Research Institute (“TMRI Corp.”, and together with SPARTAG, “the Syngenta Parties”) and DIVERSA have entered into a Transaction Agreement (the “Transaction Agreement”) dated as of December 3, 2002 pursuant to which the Syngenta Parties have agreed to sell and transfer certain assets and properties owned, held or used in the conduct of TMRI (as defined in the Transaction Agreement) to DIVERSA, and DIVERSA has agreed to purchase these assets and properties from the Syngenta Parties; and

WHEREAS, the Syngenta Parties and DIVERSA have agreed to enter into several other Transaction Documents (as defined in the Transaction Agreement) that will become effective at the closing under the Transaction Agreement, including, without limitation, the Collaboration Agreement (as defined in the Transaction Agreement) and this Intellectual Property License Agreement providing for the grant and delivery by SPARTAG to DIVERSA of licenses to certain TMRI Intellectual Property Rights;

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, SPARTAG and DIVERSA, intending to be legally bound, hereby agree as follows:

1.    Definitions

In addition to the other terms defined below, the following terms used in this Agreement shall have the following meanings:

“Affiliate” has the meaning set forth in Section 1.1 of the Collaboration Agreement.

“Control”, “Controls”, or “Controlled” has the meaning set forth in Section 1.6 of the Collaboration Agreement.

“Intellectual Property Right” has the meaning set forth in Section 1.01 of the Transaction Agreement.

“Patent” has the meaning set forth in Section 1.01 of the Transaction Agreement.

“Person” has the meaning set forth in Section 1.01 of the Transaction Agreement.

“Plant” has the meaning set forth in Section 1.25 of the Collaboration Agreement.

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“Plant Health Technology” means the tools, technologies and methods which are not publicly available and are proprietary to or Controlled by Syngenta or its Affiliates immediately prior to the closing of the transactions under the Transaction Agreement, as practiced in the fungal program conducted by the pathogen research team of TMRI Corp., and which are claimed or disclosed within the scope of the TMRI Intellectual Property Rights listed in Schedule 3.10(a)-1 or Schedule 3.10(a)-2 of the Transaction Agreement.

“Platform Technology” has the meaning set forth in Section 1.27 of the Collaboration Agreement.

“Syngenta Exclusive Field” has the meaning set forth in Section 1.46 of the Collaboration Agreement.

“Third Party” has the meaning set forth in Section 1.50 of the Collaboration Agreement.

“TMRI Intellectual Property Rights” has the meaning set forth in Section 1.01 of the Transaction Agreement; provided that, for purposes of this Agreement, the term “TMRI Intellectual Property Rights” shall not include any trademark, service mark, trade name or domain name.

2.  Grants of Rights by SPARTAG to DIVERSA

2.1.  Platform Technology.    Subject to Section 2.3 below, SPARTAG hereby grants and delivers to DIVERSA an exclusive, perpetual, irrevocable, royalty-free license in and to TMRI Intellectual Property Rights claimed, disclosed, covered or included in the Platform Technology, including, without limitation, the Patents listed on Schedules 3.10(a)-1 and 3.10(a)-2 of the Transaction Agreement which relate to the Platform Technology, in each case solely for uses outside the Syngenta Exclusive Field, which license shall be effective as of the License Effective Date.

2.2  Plant Health Technology.    Subject to DIVERSA’s hiring of at least two senior employees from TMRI Corp.’s pathogen research team and subject to Section 2.3 below, SPARTAG hereby grants and delivers to DIVERSA an exclusive, perpetual, irrevocable, royalty-free license in and to TMRI Intellectual Property Rights claimed, disclosed, covered or included in the Plant Health Technology, including, without limitation, the Patents listed on Schedules 3.10(a)-1 and 3.10(a)-2 of the Transaction Agreement which relate to the Plant Health Technology, in each case solely for uses outside the Syngenta Exclusive Field, which license shall be effective as of the License Effective Date. In this event, SPARTAG will make reasonable attempts to extract specific data sets with reference to antifungal activity from the TMRI Corp. genomics database for inclusion in the license granted pursuant to this Section 2.2 for use by DIVERSA outside the Syngenta Exclusive Field, including, without limitation, use by DIVERSA in the invention of human anti-infective pharmaceutical drug candidates and drugs. In addition, upon the grant of the license under this Section 2.2, SPARTAG will deliver to DIVERSA all fungal strains and other tangible materials included in the Plant Health Technology.

2.3  Terms of Licenses.    The licenses set forth in Sections 2.1 and 2.2 above shall be exclusive for all applications outside the Syngenta Exclusive Field, including during and after the term of the Collaboration Agreement, and such licenses will survive termination of the Collaboration Agreement.

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2.4  Sublicenses.    DIVERSA shall have the right to grant sub-licenses under the licenses granted by SPARTAG to DIVERSA in Sections 2.1 and 2.2 only to (a) any spin-out companies of DIVERSA, and/or (b) to any Affiliate of DIVERSA or Third Party to whom DIVERSA assigns, licenses or other transfers all or substantially all of any business of DIVERSA which uses the TMRI Intellectual Property Rights licensed pursuant to this Agreement, in either such case for the same purposes and on the same terms as set forth in Sections 2.1 and 2.2 and provided that (i) any such sublicensee to whom a sublicense is granted agrees to be bound by the terms and conditions of this Agreement and (ii) DIVERSA will be responsible for the observance by all such sublicensees of all applicable provisions of this Agreement, and will use its reasonable good faith efforts to cause all of such sublicensees to observe the covenants in this Agreement.

3.  Warranties and Representations

In addition to the representations and warranties regarding the TMRI Intellectual Property Rights included in the Transaction Agreement, SPARTAG represents and warrants that (a) it has the right to grant the licenses granted and deliver the materials specified in Section 2 of this Agreement, (b) it has not assigned, licensed or otherwise granted to any Person, except as expressly provided in this Agreement or the Transaction Agreement, any right or interest in any TMRI Intellectual Property Right, (c) it has not, and will not, grant any right to any Person which would conflict with the licenses granted to DIVERSA under this Agreement, (d) it has maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including Patent filings) necessary to perform its obligations under this Agreement, and (e) subject to any exclusions disclosed on Schedules 3.09(c), 3.10(a)-1, 3.10(a)-2, 3.10(a)-4, 3.10(a)-5, 3.10(c), and Schedule 3.10(d) of the Transaction Agreement, to its knowledge as of the License Effective Date, there is no Third Party intellectual property which DIVERSA would be required to license or acquire in order to practice the TMRI Intellectual Property Rights.

4.  Prosecution, Maintenance and Defense of Intellectual Property

4.1  By SPARTAG.    SPARTAG shall, at its sole discretion and expense, prosecute, maintain and defend or have prosecuted, maintained and defended the TMRI Intellectual Property Rights; provided, however, that SPARTAG shall use commercially reasonable efforts to prosecute, maintain and defend or have prosecuted, maintained and defended the TMRI Intellectual Property Rights pursuant to this Section 4.1 in a manner so that, for the duration of the TMRI Intellectual Property Rights, the scope of the TMRI Intellectual Property Rights remains comparable to the scope of the TMRI Intellectual Property Rights as they exist as of the License Effective Date. SPARTAG agrees to keep DIVERSA reasonably informed of prosecution, maintenance and defense of the TMRI Intellectual Property, including, without limitation, providing notice and information regarding substantive amendments to claims, response to final rejections and notices of allowance, filing decisions in the United States as well as foreign patent offices, oppositions, revocations, re-examination or other substantive prosecution matters with respect to the TMRI Intellectual Property Rights.

4.2.  DIVERSA Rights.    Subject to SPARTAG’s obligations under Section 4.1, if SPARTAG elects not to continue to prosecute any patent applications or to maintain any patents within the TMRI Intellectual Property Rights licensed to DIVERSA under Section 2 of this

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Agreement in any country, on a country-by-country basis, SPARTAG shall promptly notify DIVERSA in writing and DIVERSA shall have the right, but not the obligation, to assume the responsibility for the prosecution of any such patent applications and maintenance of any such patents at DIVERSA’s expense. If, following such SPARTAG election, DIVERSA elects to continue to prosecute any such patent applications or to maintain any such patents, SPARTAG shall assign such patent applications and patents to DIVERSA, and shall execute all documents necessary to effect such assignment, and DIVERSA shall grant back to SPARTAG and its Affiliates the licenses specified to be granted by Diversa to SPARTAG under the Collaboration Agreement on the terms specified therein and a non-exclusive, royalty-bearing license for the Syngenta Exclusive Field under any other applicable patent application or patent at a royalty rate to be negotiated by the Parties.

4.3  Enforcement.    Enforcement of any of the TMRI Intellectual Property Rights against any actual or threatened infringement shall be subject to the terms set forth in Section 8.7 of the Collaboration Agreement, which is incorporated herein by reference.

4.4  Third Party Infringement.    The Parties shall promptly notify one another in writing of any allegation by a Third Party that the exercise of the rights granted to Diversa under this Agreement or the activities of either Party under this Agreement infringes or may infringe the intellectual property rights of such Third Party. Each Party will use commercially reasonable efforts (and will endeavor to cause its Affiliates to use commercially reasonable efforts) to cooperate with the other Party to resolve or defend against any such claims. Neither Party shall have the right to settle any patent infringement litigation under this Section 4.4 in a manner that diminishes the rights of the other Party without the prior written consent of such other Party.

5.  Miscellaneous

5.1.  Duration and Termination.    This Agreement shall commence on the Effective Date and shall continue in force in perpetuity.

5.2.  Assignability.    Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement or any rights or obligations hereunder (with notice to, but without the prior written consent of, the other Party) to (a) an Affiliate or (b) a person who acquires all or substantially all of the assets of the business of that Party to which this Agreement relates, or all of the assets of that Party, or any part of the assets of that Party which includes the assets of the business of that Party to which this Agreement relates; provided that any such assignee agrees to be bound by the terms and conditions of this Agreement.

5.3.  Entire Agreement.    This Agreement, the Transaction Agreement and the other Transaction Documents, including but not limited to the Collaboration Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, with respect to the subject matter of this Agreement. No modification, extension or release from any provision hereof shall be effected by mutual agreement, acknowledgment, acceptance or purchase order, invoice or shipping instructions forms, or otherwise, unless the same shall be in writing, signed by the Party to be bound and specifically described as an amendment or extension of this Agreement. In the event of any conflict between the provisions of this Agreement and the Transaction Agreement or the Collaboration Agreement, the applicable provisions of the

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Transaction Agreement or the Collaboration Agreement, respectively, shall control unless otherwise expressly set forth herein.

5.4.  Governing Law.    This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

5.5.  Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.6.  Party Relationship.    In the performance of this Agreement, each of DIVERSA and SPARTAG is engaged in an independent business as an independent contractor, and nothing herein shall be construed to the contrary. Nothing in this Agreement shall make a Party the partner, agent or representative of the other Party except as required by law. Except as expressly contemplated herein, neither Party shall assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the other Party, or bind the other Party in any manner or thing whatsoever.

5.7.  Notices.    All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by internationally recognized express delivery service, registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto:

If to SPARTAG:

Syngenta Participations AG
Schwarzwaldallee 215
CH-4002
Basel, Switzerland
Attention: President
Fax: 41 61 323 7571

With a copy to:

Syngenta International AG
Schwarzwaldallee 215
CH-4002
Basel, Switzerland
Attention: General Counsel
Fax: : 41 61 323 7571

And with a copy to:

Syngenta International AG
Schwarzwaldallee 215
CH-4002
Basel, Switzerland
Attention: Head of Mergers, Acquisitions, Ventures and Licensing

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Fax: 41 61 323 5568

If to Diversa:

Diversa Corporation
4955 Directors Place
San Diego, California 92121-1609
Attention: Senior Director, Corporate Development and Compliance
Fax: (858) 526-5666

With a copy to:

Diversa Corporation
4955 Directors Place
San Diego, California 92121-1609
Attention: Vice President, Intellectual Property
Fax: (858) 526-5604

With a copy to:

Cooley Godward LLP
4401 Eastgate Mall
San Diego, California 92121
Attention: L. Kay Chandler, Esq.
Fax: (858) 550-6420

Each Party providing notice, shall as a matter of courtesy, use reasonable efforts to transmit an electronic or facsimile copy of any such notice, but a failure to do so shall not constitute a failure to provide notice or a breach of this Agreement. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00p.m. in the place of receipt and such is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

5.8.  Headings.    The headings and titles of this Agreement are inserted for convenience only and shall not be deemed a part hereof or effect the construction or interpretation of any provision hereof.

5.9.  Counterparts.    This Agreement may be signed in any number of counterparts and by the different Parties on separate counterparts, each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

5.10  Confidentiality.    The Parties acknowledge and agree that all TMRI Intellectual Property shall be Confidential Information of both Parties and shall be subject to the provisions of Sections 10.1 and 10.2 of the Collaboration Agreement, which are incorporated herein by

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reference; provided that such provisions shall remain in effect with respect to this Agreement for so long as this Agreement remains in effect.

5.11  Indemnification.

(a)  SPARTAG agrees to indemnify, defend and hold harmless DIVERSA and its Affiliates and sublicensees and their respective employees, agents, officers, directors and permitted assigns (each a “DIVERSA Indemnitee”) from and against any claims, actions or suits by a Third Party resulting in any liabilities, damages, settlements, claims, penalties, fines, and reasonable costs or reasonable expenses incurred (including, without limitation, reasonable attorneys’ fees and other expenses of litigation awarded by the court in a final decision which is not appealed or is unappealable) (any of the foregoing, a “Claim”) against or incurred by any DIVERSA Indemnitee to the extent arising out of or resulting from (i) the practice of the TMRI Intellectual Property rights by SPARTAG or any of its Affiliates or licensees in the Syngenta Exclusive Field, or (ii) a material breach of any of the representations or warranties of SPARTAG hereunder, except, in each case, to the extent that such Claim arises out of or results from a matter for which SPARTAG is entitled to be indemnified by DIVERSA pursuant to Section 5.11(b) hereof or the negligence or willful misconduct of DIVERSA; provided, however, that notwithstanding the foregoing, SPARTAG shall have no liability to any DIVERSA Indemnitee for its consequential or special damages or lost profits, and with respect to Third Party claims, shall only be obligated to indemnify DIVERSA Indemnitees against actual damages, if any, awarded to a Third Party or actual settlement amounts, as applicable, except as specifically provided in this Section 5.11(a).

(b)  DIVERSA agrees to indemnify, defend and hold harmless SPARTAG and its Affiliates and licensees and their respective employees, agents, officers, directors and permitted assigns (each a “SPARTAG Indemnitee”) from and against any Claims against or incurred by any SPARTAG Indemnitee arising out of or resulting from (i) the practice of the TMRI Intellectual Property rights by DIVERSA or any of its permitted sublicensees outside the Syngenta Exclusive Field, or (ii) a material breach of any of the representations or warranties by DIVERSA hereunder, except, in each case, to the extent that such Claim arises out of or results from a matter as to which DIVERSA is entitled to be indemnified by SPARTAG pursuant to Section 5.11(a) hereof or the negligence or willful misconduct of SPARTAG; provided, however, that notwithstanding the foregoing, DIVERSA shall have no liability to any SPARTAG Indemnitee for its consequential or special damages or lost profits and with respect to Third Party claims shall only be obligated to indemnify SPARTAG Indemnitees against actual damages, if any, awarded to a Third Party or actual settlement amounts, as applicable, except as specifically provided in this Section 5.11(b).

(c)  A DIVERSA Indemnitee or SPARTAG Indemnitee (the “Indemnitee”) that intends to claim indemnification under this Section 5.11 shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel chosen by Indemnitor, with consent of Indemnitee, which consent shall not be unreasonably withheld. The Indemnitee shall not enter into negotiations or enter into any agreement with respect to the settlement of any Claim without the prior written approval of the

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Indemnitor, and the indemnity agreement in this Section 5.11 shall not apply to amounts paid in settlement of any Claim if such settlement is made without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 5.11. At the Indemnitor’s request, the Indemnitee under this Section 5.11, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the Effective Date.

SYNGENTA PARTICIPATIONS AG		DIVERSA CORPORATION

By:	/s/ Adrian C. Dubock	By:	/s/ Jay M. Short
Name:	Adrian C. Dubock	Name:	Jay M. Short
Title:	Head: Mergers & Acquisitions, Ventures and Licensing	Title:	CEO

By:	/s/ Marian T. Flattery
Name:	Marian T. Flattery
Title:	Head of Global Intellectual Property

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